Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-267226, 333-184054, and 333-222792) on Form S-3 and (Nos. 333-271774, 333-204071 and 333-195785) on Form S-8 of our reports dated February 27, 2024, with respect to the consolidated financial statements of National Bank Holdings Corporation and the effectiveness of internal control over financial reporting.

Kansas City, Missouri

February 25, 2025